United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ⌧

Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

eGain Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

eGain

Corporation

1252 Borregas Avenue

Sunnyvale, CA 94089

(408) 636-4500

October 17, 2025

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, or the Annual Meeting, of eGain Corporation that will be held on December 9, 2025, at 1:00 p.m., Pacific Time at eGain Corporation — 1252 Borregas Avenue, Sunnyvale, CA 94089.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

After reading the Proxy Statement, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, to ensure that your shares will be represented. YOUR SHARES MAY NOT BE VOTED WITH RESPECT TO EACH OF THE PROPOSALS UNLESS YOU FOLLOW THE INSTRUCTIONS IN THE NOTICE.

In accordance with the rules of the Securities and Exchange Commission, we have opted to furnish proxy materials, including the Proxy Statement and eGain’s 2025 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely yours,

Ashutosh Roy
Chief Executive Officer

eGain Corporation

Notice of Annual Meeting of Stockholders

to be held December 9, 2025

To the Stockholders of eGain Corporation:

The Annual Meeting of Stockholders (the “Annual Meeting”) of eGain Corporation (“eGain” or the “Company”), a Delaware corporation, will be held on December 9, 2025, at 1:00 p.m., Pacific Time at eGain Corporation — 1252 Borregas Avenue, Sunnyvale, CA 94089.

We are holding this Annual Meeting for the following purposes:

1.	to elect directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified;
2.	to approve, on a non-binding advisory basis, of the compensation paid by us to our named executive officers;
3.	to ratify the appointment of BPM LLP, as eGain’s Independent Registered Public Accounting Firm; and
4.	to transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on October 13, 2025, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice you received in the mail.

By Order of the Board of Directors,

Stanley F. Pierson
Secretary

Sunnyvale, California

October 17, 2025

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on December 9, 2025.

The Proxy Statement for our Annual Meeting and eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (the “2025 Annual Report”) are available at http://www.edocumentview.com/EGAN.

eGain Corporation

1252 Borregas Avenue,

Sunnyvale, California 94089

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of eGain Corporation, a Delaware corporation, referred to herein as eGain or the Company, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of eGain (the “Annual Meeting”), to be held at eGain Corporation—1252 Borregas Avenue, Sunnyvale, CA 94089, on December 9, 2025 at 1:00 p.m., Pacific Time, and any postponement or adjournment thereof. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of eGain a written revocation or a duly executed proxy bearing a later date or by voting at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors set forth below.

The Board of Directors recommends that you vote:

●	“FOR” the election of each of the nominated directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified;

●	“FOR” the proposal to approve, on a non-binding advisory basis, of the compensation paid by us to our named executive officers; and

●	“FOR” the ratification of the appointment of BPM LLP, as eGain’s Independent Registered Public Accounting Firm.

Stockholders of record at the close of business on October 13, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, eGain had 27,019,335 shares of common stock, par value $0.001 per share (“Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of eGain’s outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Directors are elected by a plurality vote with stockholders having the option to either vote “for” each director or to “withhold” their vote. The four nominees for director who receive the most “for” votes will be elected to serve as a director. A “withhold” vote as to any director nominee will have no effect on the vote’s outcome because the candidates who receive the highest number of affirmative votes are elected. Broker non-votes are not considered votes cast and will have no effect on the election of the nominees.

Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as votes “against.” If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes and will have the same effect as votes “against,” because approval requires an absolute percentage of affirmative votes.

The expense of printing, mailing proxy materials and soliciting proxies will be borne by eGain.  Our directors, and certain of our officers and employees in the ordinary course of their employment, may solicit proxies by mail, internet, facsimile, in person, email or other online methods. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. eGain will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of eGain’s Common Stock. No additional compensation will be paid to such persons for such solicitation.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have opted to furnish proxy materials, including this Proxy Statement and the 2025 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, the Notice is being mailed to stockholders on or about October 17, 2025.

You will be able to attend the Annual Meeting at eGain Corporation—1252 Borregas Avenue, Sunnyvale, CA 94089 on December 9, 2025 at 1:00 p.m., Pacific Time.

IMPORTANT

Please vote at your earliest convenience by following the instructions in the Notice you received in the mail.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes the election of four directors of eGain to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. There are no familial relationships between any of eGain’s directors or executive officers.

The names of the nominees and certain biographical information about them are set forth below:

Ashutosh Roy, age 59, co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997 and as President since October 2003. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-services company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy worked at Parsec Technologies, a call center company based in New Delhi, India, which he co-founded. From August 1988 to August 1992, Mr. Roy worked as a software engineer at Digital Equipment Corporation, a major company in the computer industry at the time. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Master’s degree in Computer Science from Johns Hopkins University and an M.B.A. from Stanford University. We believe that Mr. Roy’s qualifications to serve on our Board of Directors include his industry experience and deep knowledge of eGain from his position as a founder of our Company and as our Chief Executive Officer for over 20 years.

Gunjan Sinha, age 58, co-founded eGain and has served as a Director of eGain since its inception in September 1997 and as President of eGain from January 1998 until September 2003. From September 2021 to October 2023, Mr. Sinha served as eGain’s Lead Independent Director. Since January 2004, Mr. Sinha has served in leadership roles at MetricStream Inc., a supplier of software applications for enterprise quality and compliance management, as Executive Chairman and, beginning in 2025, as Chairman. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc., an internet service company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a hardware developer of multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies, Inc. Mr. Sinha has also served as Chairman of Regalix Inc., a digital marketing company, since 1998 and as Chairman of Open Growth, LLC, a technology holding company, since January 2014. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a master’s degree in Computer Science from the University of California, Santa Cruz, and a master’s degree in Engineering Management from Stanford University. We believe that Mr. Sinha’s qualifications to serve on our Board of Directors include his extensive experience founding, managing and investing in technology companies and deep knowledge of the Company gained from his position as a founder and former officer of the Company.

Phiroz P. Darukhanavala, Ph.D., age 77, also known as Daru, has served as a member of eGain’s Board of Directors since September 2000. Dr. Darukhanavala has served as eGain’s Lead Independent Director since October 2023. Dr. Darukhanavala has an extensive global background in the oil and gas industry including exploration, production, refining, retail and marketing; holding several technology, operational and strategy leadership positions at BP p.l.c. (NYSE: BP), and multinational oil and gas company (“BP”). From June 2010 to February 2015, he was the Vice President and Chief Technology Officer at BP. Previously, Dr. Darukhanavala was Vice President, Merger and Integration at BP where he led the IT integration programs resulting from the merger of BP, Amoco and Arco. Earlier in his BP career, Dr. Darukhanavala was the IT Functional Chief at BP Exploration in London, chief information officer for BP Retail, chief information officer of BP Alaska, chief information officer for BP Exploration US and Head of Scientific Systems and Operations Research at SOHIO. In addition to his contributions running large scale, complex businesses, he has gained a high-level strategic perspective as a director for several companies, as well as board roles for high profile industry associations and universities. Dr. Darukhanavala holds a Ph.D. and a M.S. degree in Operations Research from Case Western Reserve University in Cleveland, Ohio and a BS in Mechanical Engineering from IIT (Bombay). We believe that Dr. Darukhanavala’s qualifications to serve on our Board of Directors include his business financial expertise and his extensive management experience.

Brett Shockley, age 66, joined eGain’s Board of Directors in January 2016 and has served as eGain’s Lead Independent Director from September 2017 to August 2021. Mr. Shockley has served as Chief Executive Officer of Journey.ai, a cloud

SaaS company since May 2016. From August 2008 to December 2014, Mr. Shockley held numerous positions at Avaya Inc., a global provider of business collaboration and communications solutions, including Senior Vice President and General Manager of Software and Emerging Technologies, and Senior Vice President of Corporate Development, Strategy and Chief Technology Officer. Before joining Avaya, Mr. Shockley was the Chief Executive Officer and co-founder of Spanlink Communications Inc., a contact center software and services business, which he brought through an initial public offering on Nasdaq. In 2007, Mr. Shockley co-founded Calabrio, a workforce optimization software company which was acquired by KKR & Co. Inc. (NYSE: KKR) in 2016. Prior to Calabrio, Mr. Shockley was the Vice President and General Manager of the Customer Contact Business Unit of Cisco Systems Inc., a multinational technology company. Mr. Shockley currently serves as a member of the board of directors of Spok Holdings, Inc. (Nasdaq: SPOK), a healthcare communications company. In addition to holding patents in social networking, security, data privacy and telecommunications, Mr. Shockley has an M.B.A. in Marketing from the University of Minnesota’s Carlson School of Management and a bachelor’s degree in Mechanical Engineering from the University of Minnesota’s Institute of Technology. Mr. Shockley attended Stanford University’s Directors Consortium in 2017. Mr. Shockley was a 2007 Ernst & Young Entrepreneur of the Year award winner, University of Minnesota Alumni Lifetime Achievement award winner in 2006 and 2008 Minnesota High Tech Association Emerging Technology Company award winner. We believe that Mr. Shockley’s qualifications to serve on our Board of Directors include his extensive experience founding, managing, investing and serving as a director in public and private technology companies, and deep knowledge of the Company’s industry.

Director Independence

Our Board of Directors has determined that, except for Mr. Roy, each individual who currently serves as a member of our Board of Directors is an “independent director” within the meaning of the rules of The Nasdaq Stock Market (“Nasdaq”) and the SEC.

Board Leadership

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board of Directors believes it is in the best interests of eGain and its stockholders to evaluate such roles from time to time based on the composition of the Board of Directors and on the input from our independent directors. The Board of Directors has determined that having eGain’s Chief Executive Officer serve as Chairman of the Board is in the best interests of the Company’s stockholders at this time. Our Board of Directors believes that this structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, and fosters greater communication between the Company’s management and the Board of Directors.

The Board of Directors also recognized the importance of strong independent board leadership. For that reason, the Board of Directors established the position and responsibilities of Lead Independent Director. Dr. Darukhanavala currently serves as Lead Independent Director. Responsibilities of the Lead Independent Director include presiding over board meetings in the absence of the Chairman of the Board, serving as a liaison between the Chairman of the Board and the independent directors, acting as a liaison to stockholders under appropriate circumstances, and performing such other functions and responsibilities as requested by the Board of Directors from time to time.

Board of Directors - Risk Oversight

General Risks

Companies, including eGain, face a variety of risks, including credit risk, liquidity risk, currency exchange risk and operational risk. For a detailed discussion of these risks, we encourage you to review the 2025 Annual Report. Our Board of Directors believes an effective risk management system will timely identify the material risks that eGain faces and communicate necessary information with respect to material risks to senior executives. As appropriate, our Board of Directors or its relevant committees have in the past and will in the future implement risk management strategies consistent with the Company’s risk profile and integrate risk management into the Company’s decision-making.

Our Board of Directors retains ultimate oversight over the Company’s risk management. Our Audit Committee takes an active role in overseeing company-wide risk management and discusses risk management processes with our Board of Directors. The Compensation Committee also oversees the Company’s compensation policies and practices to ensure that the Company’s compensation policies and practices do not motivate imprudent risk taking. In addition, our Board of

Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Our Board of Directors, with the input of the Company’s executive officers, assesses likely areas of future risk for the Company on an on-going basis.

Cybersecurity and Information Security Risks

Our Board of Directors is updated periodically on our Information Security Program and any recommended changes, cybersecurity policies and practices, ongoing efforts to improve security, including driving continuous information security awareness related learning and education for employees through new hire and annual information security awareness training, and offering other dynamic resources as well as on our efforts regarding significant cybersecurity events.

The Company’s management team, specifically through its Chief Information Security Officer (CISO), who reports to the Chief Financial Officer, leads the company’s technology and digital capabilities, including the overall cybersecurity strategy.  The Company’s management team has in the past provided regular reports to the Board of Directors on cyber threats, incident response, and progress towards internal goals. These reports address a range of topics, including the threat environment, updates on technology trends, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats.

The Audit Committee of our Board of Directors is charged with oversight of data privacy and cybersecurity risks. The CISO provides annual updates on cybersecurity risks and related mitigating actions to the Audit Committee, meets with the full Board of Directors at least annually and informs the Audit Committee immediately if a cybersecurity incident is deemed material. The CISO reports to the Audit Committee and the Board of Directors on compliance and regulatory issues, provides updates concerning continuously-evolving threats and mitigating actions. Additionally, the CISO discusses and presents strategies to address technological changes, such as artificial intelligence. In overseeing cybersecurity risks, the Audit Committee focuses on aggregated, thematic issues with a risk-based approach. Oversight of cybersecurity risk incorporates strategy metrics, third-party assessments, and internal audit and controls. Outside counsel advises the Board of Directors on best practices for cybersecurity oversight by the Board of Directors. Management also reports to the Board of Directors on strategic key risk indicators, ongoing initiatives, and significant incidents and their effect.

Our Board of Directors reviews briefings concerning the Company’s information security and technology risks (including cybersecurity). Pursuant to the Board of Directors’ direction, management regularly attends weekly meetings with the information security team and reports on applicable risks to the Board of Directors, with additional review or reporting on risks conducted as needed or as requested by the Board of Directors and its committees. We devote significant resources to protecting and continuing to improve the security of computer systems, software, networks and other technology assets as evidenced by our company wide SOC 2 report, and PCI DSS Compliance. Our security efforts are designed to protect against, among other things, cybersecurity attacks by unauthorized parties attempting to obtain access to confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage.

Board Meetings and Committees

Our Board of Directors held four regular meetings and three special meetings during the fiscal year ended June 30, 2025 (“fiscal year 2025”). Each director attended or participated in 75% or more of the meetings of our Board of Directors and of the committees on which such director served during fiscal year 2025. All directors attended the 2024 annual meeting of stockholders virtually. While we do not have a formal policy on attendance at our annual meeting of stockholders, we encourage each of the members of our Board of Directors to attend our annual meeting of stockholders.

Our Board of Directors has appointed a Compensation Committee, a Stock Option Committee, a Nominating and Corporate Governance Committee and an Audit Committee. Copies of the charters of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are available on our website at http://www.egain.com/company/investors/governance-documents/.

The members of the Compensation Committee for fiscal year 2025 were independent directors Brett Shockley and Gunjan Sinha, with Brett Shockley as the chair of the Compensation Committee. Following the end of fiscal year 2025, Gunjan Sinha stepped down from the Compensation Committee, and Dr. Phiroz P. Darukhanavala was appointed to serve in his place. The Compensation Committee held one meeting during fiscal year 2025. The Compensation Committee’s functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of eGain. The Compensation Committee operates under the Compensation Committee Charter adopted by our Board of Directors.

The members of the Stock Option Committee for the fiscal year 2025 were Ashutosh Roy and Gunjan Sinha. The Stock Option Committee met or took action by written consent on ten occasions during fiscal year 2025. The Stock Option Committee’s functions are to grant options to non-officer employees and other service providers of the Company, consistent with eGain’s compensation policies and practices.

The members of the Nominating and Corporate Governance Committee for fiscal year 2025 were independent directors Gunjan Sinha and Christine Russell, with Gunjan Sinha as the chair of the Nominating and Corporate Governance Committee. Following Ms. Russell’s passing in July 2025, the Board of Directors appointed Brett Shockley and Dr. Phiroz P. Darukhanavala to the Nominating and Corporate Governance Committee, with Dr. Phiroz P. Darukhanavala serving as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during fiscal year 2025. The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to our Board of Directors qualified candidates for election to our Board of Directors and to oversee matters of corporate governance, including the evaluation of our Board of Directors’ performance and processes as well as the assignment and rotation of members on the committees established by the Board of Directors. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter adopted by our Board of Directors.

The members of the Audit Committee for fiscal year 2025 were independent directors Christine Russell, Brett Shockley, and Dr. Phiroz P. Darukhanavala. During fiscal year 2025 and through her service as the chair of the Audit Committee, Christine Russell was an “audit committee financial expert” under SEC rules. Following Ms. Russell’s passing in July 2025, the Board of Directors appointed Gunjan Sinha to the Audit Committee and as chair of the Audit Commitee. The Board of Directors determined that Mr. Sinha is an “audit committee financial expert” under SEC rules. The Audit Committee held four meetings during fiscal year 2025. The Audit Committee’s functions are to review the scope of the annual audit, monitor the Independent Registered Public Accounting Firm’s relationship with eGain, advise and assist the Board of Directors in evaluating the Independent Registered Public Accounting Firm’s examination, supervise eGain’s financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, the Independent Registered Public Accounting Firm whose duty it is to audit the financial statements of eGain for the fiscal year for which it is appointed. The Audit Committee operates under the Audit Committee Charter adopted by our Board of Directors.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communications in writing to: Secretary, eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089. You must include your name and address in the written communication and indicate whether or not you are a stockholder of the Company. The Secretary will review any communications received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.

Code of Ethics

Our Board of Directors approved a code of ethics applicable to the Board of Directors, senior management, including financial officers, and all other employees. The Code of Ethics and Business Conduct (as amended, the “Code of Ethics”), includes standards intended to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports filed with the SEC; compliance with laws; prompt internal reporting of violations of the Code of Ethics; and accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at http://www.egain.com/company/investors/governance-documents/. Copies of the Code of Ethics are also available in print upon written request to: Secretary, eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089.

Director Qualifications

The Nominating and Corporate Governance Committee periodically reviews with our Board of Directors the appropriate skills and characteristics required for members of the Board of Directors given the current composition of the Board of Directors. Although we have no formal diversity policy for members of our Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee believe that our Board of Directors should be comprised of individuals who have a diversity of backgrounds, leadership qualities, a record of success in their arena of activity and who can make substantial contributions to the operations of the Board of Directors. The assessment of Board of Directors candidates includes, but is not limited to, consideration of relevant industry experience, financial experience, general business experience and compliance with independence and other qualifications necessary to comply with any applicable corporate and securities laws and the rules and regulations thereunder. Specific consideration is also given to: contributions valuable to the business community; personal qualities of leadership, character, and judgment: whether the candidate possesses and maintains throughout his or her service on the Board of Directors, a reputation in the community at large, of integrity, competence and adherence to the highest ethical standards; relevant knowledge and diversity of background and experience in such things as business, software development, manufacturing, technology, finance and accounting, marketing, international business, government and the like; and whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. There are no formal minimum criteria for director nominees. The Nominating and Corporate Governance Committee does, however, believe it is appropriate for at least one, and preferably multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a majority of the members of the Board of Directors meet the definition of “independent director” under the rules of Nasdaq. The Nominating and Corporate Governance Committee also believes it is appropriate for certain members of management to serve on the Board of Directors. When evaluating a candidate for the Board of Directors, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. A director’s qualifications in light of the above-mentioned criteria are considered at least each time the director is nominated or re-nominated for Board of Directors membership.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee considers candidates for Board of Directors membership suggested by members of the Board of Directors and management of eGain. The Nominating and Corporate Governance Committee will consider persons recommended by eGain’s stockholders in the same manner as a nominee recommended by members of the Board of Directors or management. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify eGain’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. After completing the evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our full Board of Directors as to the person who should be nominated to the Board of Directors, and our Board of Directors considers the nominee after evaluating the recommendation and report of the Nominating and Corporate Governance Committee. Each director candidate recommended for election at this year’s Annual Meeting is an existing director, seeking re-election to the Board of Directors.

In addition, our Amended and Restated Bylaws (“Bylaws”) contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to eGain’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not earlier than 120 days and not later than 90 days before the first anniversary of the previous year’s annual meeting; however, if no annual meeting was held in the prior year or if the upcoming annual meeting is called for a date more than 30 days before or after the anniversary date, we must have received the stockholder’s notice no later than the later of (x) the 90th day before such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Information required by our Bylaws to be in the notice includes, but is not limited to, (a) the name and address of each nominating stockholder, (b) the the number of shares of each class or series of our stock that are, directly or indirectly, owned of record or beneficially owned by the nominating stockholder, and (c) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Securities Exchange Act of 1934.

In addition to satisfying the deadlines in our Bylaws, a stockholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions for the 2026 annual meeting of stockholders must notify our Secretary in writing not later than October 10, 2026.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089.

2025 Director Compensation

The non-employee members of the Board of Directors receive compensation in the form of annual cash compensation and equity compensation from time to time. Non-employee directors receive an annual cash retainer of $50,000, payable in quarterly installments. For fiscal year 2025, Dr. Darukhanavala received an additional cash fee of $10,000 for his service as Lead Independent Director, which was paid in quarterly installments. eGain last granted options to purchase Common Stock to directors in September 2021, which options vest over four years. eGain last granted restricted stock units (RSUs) to directors in November 2023, which RSUs vested in full in November 2024. Directors are also reimbursed for their expenses for each meeting attended.

The following table details the compensation paid to non-employee directors during fiscal year 2025:

Name	Fees earned or paid in cash ($)	Equity awards ($) (1)	Total ($)
Gunjan Sinha	50,000	22,377	72,377
Phiroz P. Darukhanavala, Ph.D.	60,000	22,377	82,377
Brett Shockley	50,000	22,377	72,377
Christine Russell (2)	50,000	22,377	72,377

(1)	Amounts shown in this column do not reflect the dollar amount actually received by the named executive officer, and instead represent the compensation recognized for financial reporting purposes for fiscal year 2025, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, excluding forfeitures, utilizing the assumptions discussed in Note 5 to our consolidated financial statements in the 2025 Annual Report.
(2)	Christine Russell served as a member of eGain’s Board of Directors during fiscal year 2025 and through July 11, 2025.

The following table provides information on the outstanding equity awards for each of the non-employee directors as of June 30, 2025:

		Option awards				Stock awards
						Number of	Market
						Shares or	Value of
						Units of	Shares or
		Number of Securities				Stock That	Units of Stock
		Underlying		Option	Option	Have Not	That Have
	Grant	Unexercised Options (#)		Exercised	Expiration	Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($)
Gunjan Sinha	11/6/2015	500	—	4.34	11/6/2025	—	—
	9/19/2017	70,000	—	2.50	9/19/2027	—	—
	9/1/2021	37,500	2,500	11.36	9/1/2031	—	—
Total		108,000	2,500

Phiroz P. Darukhanavala, Ph.D.	11/6/2015	500	—	4.34	11/6/2025	—	—
	9/19/2017	70,000	—	2.50	9/19/2027	—	—
	9/1/2021	37,500	2,500	11.36	9/1/2031	—	—
Total		108,000	2,500

Brett Shockley	9/19/2017	42,267	—	2.50	9/19/2027	—	—
	9/1/2021	37,500	2,500	11.36	9/1/2031	—	—
Total		79,767	2,500

Christine Russell (1)	2/24/2017	10,000	—	1.80	2/24/2027	—	—
	9/19/2017	26,250	—	2.50	9/19/2027	—	—
	9/1/2021	27,500	12,500	11.36	9/1/2031	—	—
Total		63,750	12,500

(1)	Christine Russell served as a member of eGain’s Board of Directors during fiscal year 2025 and through July 11, 2025.

Compensation Committee Interlocks and Insider Participation

Mr. Shockley and Mr. Sinha, each of whom are non-employee directors, served as members of the Compensation Committee in fiscal year 2025. None of eGain’s executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of eGain’s Board of Directors or Compensation Committee.

Stock Performance Graph

The following information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into such a filing.

Set forth below is a line graph showing the cumulative total stockholder return (change in stock price plus reinvested dividends) assuming the investment of $100 on June 30, 2020, in each of our Common Stock, the Nasdaq Market Index and the S&P Software & Services Select Industry Index for the period commencing on June 30, 2020 and ending on June 30, 2025. The comparisons in the table are required by the SEC and are not intended to forecast or be indicative of future performance of our Common Stock.

Comparison of Cumulative Total Return Among eGain Corporation,
Nasdaq Market Index and S&P Software & Services Select Industry Index

	6/30/2020	6/30/2021	6/30/2022	6/30/2023	6/30/2024	6/30/2025
eGain Corporation	$ 100.00	$ 103.33	$ 87.76	$ 67.42	$ 56.80	$ 56.26
Nasdaq Composite	$ 100.00	$ 145.56	$ 111.46	$ 140.60	$ 182.23	$ 210.79
S&P Software & Services Select Industry Index	$ 100.00	$ 154.47	$ 100.40	$ 120.90	$ 137.30	$ 172.80

The Board of Directors recommends a vote “FOR” the election of each of the nominated directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of Common Stock of eGain as of October 13, 2025, for the following:

●each person or entity who is known by eGain to own beneficially more than 5% of the outstanding shares of Common Stock;
●each of our named executive officers included in the 2025 summary compensation table; and
●each of eGain’s current directors and executive officers as a group.

Unless otherwise noted, the address of each named beneficial owner is that of eGain.

The percentage ownership is based on 27,019,335 shares of eGain Common Stock outstanding as of October 13, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options and warrants held by that person (and only that person) that are exercisable within sixty (60) days after October 13, 2025. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Effective on September 30, 2024, Promod Narang transitioned from his role as Chief Technology Officer of eGain and was no longer a Section 16 reporting officer, and Rao J. Chandrasekhar (J.C. Rao) was appointed Senior Vice President, Products and Services.

Name and address of beneficial owner	Common Stock beneficially owned (Shares)	Common Stock beneficially owned (%)
Other 5% Stockholders:
Oaktop Capital Management II, L.P. (1)	2,671,843	9.9
The Vanguard Group (2)	2,057,884	7.6
Kanen Wealth Management, LLC and affiliates (3)	2,047,683	7.6
Renaissance Technologies (4)	1,475,921	5.5
BlackRock, Inc. (5)	1,410,020	5.2
IBIM2 Limited (6)	1,359,549	5.0

Named executive officers and directors:
Ashutosh Roy (7)	9,287,050	33.7
Gunjan Sinha (8)	929,295	3.4
Eric N. Smit (9)	358,187	1.3
Rao J. Chandrasekhar (10)	149,861	*
Phiroz P. Darukhanavala, Ph.D. (11)	112,500	*
Brett Shockley (12)	84,767	*
All current executive officers and directors as a group (6 persons) (13):	10,921,660	38.7

*        Indicates less than one percent.

(1)	Based solely on Amendment No. 1 to Schedule 13G filed on February 14, 2024, Oaktop Capital Management II, L.P. has sole voting and dispositive power with respect to 2,671,843 shares. The mailing address of Oaktop Capital Management II, L.P. is One Main Street, Suite 202, Chatham, New Jersey 07928.
(2)	Based solely on Amendment No. 5 to Schedule 13G filed on February 13, 2024, The Vanguard Group has shared voting power with respect to 34,029 shares, shared dispositive power with respect to 42,162 shares and sole dispositive power with respect to 2,015,722 shares. The mailing address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)	Based solely on Amendment No. 4 to Schedule 13D filed on October 9, 2025, jointly by Philotimo Fund, LP (“Philotimo”); Philotimo Focused Growth and Income Fund, a series of World Funds Trust, a Delaware statutory trust (“PHLOX”); Kanen Wealth Management, LLC (“KWM”), as the general partner of Philotimo and the investment manager of PHLOX and certain separately managed accounts (the “Managed Accounts”); and David L. Kanen, Philotimo has shared voting and dispositive power with respect to 1,056,031 shares, PHLOX has shared voting and dispositive power with respect to 734,187 shares, KWM has shared voting and dispositive power with respect to 2,025,254 shares, and Mr. Kanen has shared voting and dispositive power with respect to 2,025,254 shares and sole voting and dispositive power with respect to 22,429 shares. Mr. Kanen may be deemed to beneficially own, as the managing member of KWM, (a) the shares owned directly by KWM, (b) the 734,187 shares owned directly by PHLOX, and (c) the 157,918 shares held in the Managed Accounts. The mailing address of Philotimo, PHLOX, KWM, and Mr. Kanen is 6810 Lyons Technology Circle, Suite 160, Coconut Creek, Florida 33073.
(4)	Based solely on Amendment No. 1 to Schedule 13G filed on February 13, 2020, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”) have sole voting power with respect to 1,390,473 shares and sole dispositive power with respect to 1,468,822 shares. RTC and RTHC also have shared dispositive power with respect to 7,099 shares. The mailing address of RTC and RTHC is 800 Third Avenue, New York, New York 10022.
(5)	Based solely on Amendment No. 1 to Schedule 13G filed on February 5, 2025, BlackRock, Inc. has sole voting and dispositive power with respect to 1,410,020 shares. The mailing address of BlackRock, Inc. is 50 Hudson Yards New York, New York 10001.
(6)	Based solely on Amendment No. 1 to Schedule 13G filed on June 5, 2018, IBIM2 Limited has sole voting and sole dispositive power with respect to 1,359,549 shares. The mailing address of IBIM2 Limited is 97, Archbishop Street, Valletta VLT 1446, Malta.
(7)	All shares are held by Mr. Roy’s living trust, The Roy and Sharma Living Trust, and includes 520,000 shares subject to options exercisable within 60 days of October 13, 2025. Mr. Roy has sole voting and dispositive power over such shares.
(8)	Includes 110,000 shares subject to options exercisable within 60 days of October 13, 2025.
(9)	Includes 229,000 shares subject to options exercisable within 60 days of October 13, 2025.
(10)	Includes 148,503 shares subject to options exercisable within 60 days of October 13, 2025. Rao J. Chandrasekhar served as our Senior Vice President, Products and Services since September 30, 2024.
(11)	Includes 110,000 shares subject to options exercisable within 60 days of October 13, 2025.
(12)	Includes 82,267 shares subject to options exercisable within 60 days of October 13, 2025.
(13)	Includes an aggregate of 1,199,770 shares subject to options exercisable within 60 days of October 13, 2025.

EXECUTIVE COMPENSATION

The following discussion describes and analyzes eGain’s compensation program for our named executive officers.  eGain’s named executive officers the fiscal year ended June 30, 2025, include our Chief Executive Officer, Ashutosh Roy, our Chief Financial Officer, Eric N. Smit, and our Senior Vice President, Products and Services, Rao J. Chandrasekhar.

Executive Officers

The following table sets forth information regarding eGain’s named executive officers as of October 13, 2025.

Name	Age	Position
Ashutosh Roy	59	Chief Executive Officer and Chairman
Eric N. Smit	63	Chief Financial Officer
Rao J. Chandrasekhar	62	Senior Vice President, Products and Services

Biographical information for Mr. Roy is described above under “Proposal 1: Election of Directors—Nominees.”

Eric N. Smit has served as Chief Financial Officer since August 2002. Prior to that, Mr. Smit served in a variety of roles at eGain, including Vice President, Operations from April 2001 to July 2002, Vice President, Finance and Administration from June 1999 to April 2001, and Director of Finance from June 1998 to June 1999. From December 1996 to May 1998, Mr. Smit served as Director of Finance for WhoWhere? Inc., an Internet services company. From April 1993 to November 1996, Mr. Smit served as Vice President of Operations and Chief Financial Officer of Velocity Incorporated, a software game developer and publishing company. Mr. Smit holds a Bachelor of Commerce in Accounting from Rhodes University, South Africa.

Rao J. Chandrasekhar (also known as J.C. Rao) has served as the Company’s Senior Vice President, Products and Services since September 2024. Mr. Chandrasekhar joined the Company in August 1999 and has served in a variety of roles, including as Senior Vice President, Services, Support, and Operations since November 2022, and prior to that, other leadership roles in product management and engineering. Mr. Chandrasekhar earned his Bachelor of Technology from Indian Institute of Technology Madras and M.S. from the University of Texas, Austin.

Compensation Overview

Company Philosophy on Compensation

The Compensation Committee of our Board of Directors is responsible for providing oversight and determining our executive compensation programs. To that end, our Compensation Committee reviews corporate performance relevant to the compensation of our executive officers, including our named executive officers, and works with management to establish our executive compensation programs. The general philosophy of our executive compensation program is to:

●	encourage creation of stockholder value and achievement of strategic corporate objectives by providing management with long-term incentives through equity ownership by management;
●	provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, high caliber personnel;
●	provide a total compensation opportunity that is competitive with companies in our industry, taking into account relative company size, performance and geographic location, as well as individual responsibilities and performance;
●	provide fair and internally consistent compensation; and
●	address other relevant considerations such as rewarding extraordinary performance.

Our executive compensation program is designed to reward team accomplishments while promoting individual accountability. The combination of incentives is designed to balance annual operating objectives and eGain’s earnings’ performance with longer-term stockholder value creation.

Establishing Compensation

Recommendations for executive compensation are made by our Compensation Committee and approved by the independent members of our Board of Directors. The Compensation Committee may not delegate its authority in these matters to other persons. Our Compensation Committee typically reviews our executive officers’ compensation, including our named executive officers’ compensation, on an annual basis. Our Compensation Committee determines the appropriate levels of compensation to recommend based primarily on:

●	competitive benchmarking consistent with our recruiting and retention goals;
●	internal consistency and fairness; and
●	other relevant considerations such as rewarding extraordinary performance.

In reviewing compensation of comparable companies, our Compensation Committee considers the annual revenues and market size of these companies and other relevant factors it deems appropriate. Our Compensation Committee aims to establish compensation, particularly base salary, in the same comparable range that our revenues and market size fall when compared to comparable companies. In some cases, our executive compensation may rise above this range due to certain circumstances, such as a strong retention need or an extraordinary performance.

In addition, in determining our compensation program for the 2025 fiscal year, our Compensation Committee evaluated the results of the most recent stockholder advisory vote on executive compensation, where stockholder voting on the proposal strongly supported such executive compensation.

Role of CEO and Management

The Chief Executive Officer does not participate in the Compensation Committee’s determination of his own compensation. However, he makes recommendations to the Compensation Committee for each of our named executive officers other than the Chief Executive Officer. The Chief Executive Officer bases these recommendations on his holistic assessment of each executive’s individual performance, as well as overall Company financial goals for the fiscal year as described above. The Compensation Committee reviews and considers the Chief Executive Officer’s recommendations, makes adjustments as it determines appropriate, and approves compensation in its sole discretion.

Compensation Components

Our executive compensation program generally consists of three primary components: base salary, annual non-equity incentives and stock option awards. These primary compensation components are described in more detail below.

Executive officers, including our named executive officers, are also eligible to participate in all of our respective local employee benefits plans, such as medical insurance, life and disability insurance and our 401(k) retirement plan, in each case on the same basis as other employees.

We view the three primary components of executive compensation as related, but we do not believe that compensation should be derived entirely from one component, or that significant compensation from one component should necessarily reduce compensation from other components. Our Compensation Committee has not adopted a formal or informal policy for allocating compensation between long-term and current compensation or between cash and non-cash compensation.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered during the fiscal year. We establish base salaries for our executives based on the scope of their responsibilities and experience and consider competitive market compensation paid by companies in our industry commensurate for similar responsibilities and positions. We believe that executive base salaries should be targeted to be within the range of salaries for similar positions at comparable companies, which is in line with our compensation philosophy, in order to best attract, retain and motivate our executives.

Our Compensation Committee generally reviews the base salaries of our named executive officers annually and adjusts base salaries from time to time to ensure that our compensation programs remain competitive with market levels. Ashutosh Roy and Eric N. Smit did not receive an increase in base compensation for fiscal year 2025. Rao J. Chandrasekhar’s base salary was adjusted in consideration for his service as an executive officer beginning on September 30, 2024.

The base salary for each of our named executive officers as of June 30, 2025, was as follows:

Name	Base Salary ($)	Percentage Adjustment between Fiscal Year 2024 and 2025
Ashutosh Roy	250,000	—%
Eric N. Smit	320,000	—%
Rao J. Chandrasekhar	325,000	12.07%

Annual Non-Equity Incentive Plan Compensation

Currently, most eGain employees participate in either a non-equity incentive plan tied primarily to revenue or bookings metrics, or, in the case of sales representatives and managers, a commission plan tied primarily to revenue and bookings metrics. The plans are designed to provide awards to employees as an incentive to contribute to eGain’s continued growth.

Amounts paid to our named executive officers pursuant to our non-equity incentive plan are contingent upon the attainment of certain performance targets established by our Compensation Committee and Board of Directors and are made in accordance with our executive compensation strategy. The performance targets may include:

●	financial metrics, such as new annual recurring revenue (“ARR”) bookings, revenues, operating income, cash flow, cash balances, days sales outstanding; and
●	business operational metrics, such as customer satisfaction, customer retention, operational efficiencies, product delivery and product quality.

For fiscal year 2025, 50% of the non-equity incentive plan target, as adjusted, for each executive officer was tied to Company performance.

Amounts paid to our named executive officers pursuant to our commission plan are contingent upon the attainment of certain corporate targets established by our Compensation Committee and Board of Directors and are made in accordance with our executive compensation strategy. The corporate targets include financial metrics such as total revenue, SaaS revenue, SaaS ARR, and professional services invoiced.

Equity Awards

We believe the use of stock-based awards for our named executive officers is a strong compensation tool that encourages our named executive officers to act in a manner that leads to long-term company success. We believe this type of compensation aligns our executive officers’ performance with the interests of our long-term investors by rewarding our officers through equity appreciation. The stock-based incentive program for the entire Company, including our named executive officers, currently consists of majority stock option and limited amount of RSU grants, but we may introduce in the future additional different types of equity awards or instruments to remain competitive in the compensation we pay our employees.

Our Stock Option Committee approves grants of proposed stock options and occasionally RSU awards and administers our stock plans consistent with the compensation policies and practices as set by our Compensation Committee. Proposed equity awards to our executive officers, including our named executive officers, are presented to our entire Board of Directors for consideration. The Stock Option Committee normally grants equity awards to executive officers upon the hiring of an executive officer, as part of an annual review, and as special circumstances arise. For stock options, the exercise price per share is based on the closing price of our Common Stock on Nasdaq on the date such stock option award is approved. For RSUs, the grant date fair value price of the award is based on the closing price of our Common Stock on Nasdaq on the date such RSU award is approved. Except with respect to new hire grants, proposals for significant stock option awards to our executive officers, including our named executive officers, are not considered during an established “blackout period,” which commences 20 days prior to the end of each fiscal quarter and ends the trading day following the announcement of earnings for such fiscal quarter. Except for such proposed stock option awards to our executive officers, we intend to grant equity awards in accordance with the foregoing procedures without regard to the timing of the release of material non-public information, such as an earnings announcement.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; sick leave; parental leave; and an employee assistance program. We do not maintain any executive-specific benefit or perquisite programs.

401(k) Retirement Plan

We sponsor and maintain a 401(k) defined contribution retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions, which are not taxable when distributed). Our 401(k) plan provides that each participant may contribute up to 100% of his or her eligible pre-tax compensation, up to certain statutorily imposed limits. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Our 401(k) plan also permits us to make discretionary matching contributions, subject to established limits and a vesting schedule. In fiscal year 2025, the Company made matching contributions equal to 50% of a participant’s contributions up to 6% of such participant’s eligible compensation.

Defined Pension Plan

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not offer such qualified or non-qualified defined benefit plans to our executives because we believe that such defined benefit plans are not typical for similar companies in both our industry and geographic region. We may elect to adopt qualified or non-qualified defined benefit plans if our Compensation Committee and Board of Directors determine that doing so is in our best interests.

Change in Control Severance Benefits

Our named executive officers are not entitled to severance benefits upon termination of employment for any reason absent a change in control.

In 2015, the Board of Directors approved a standardized form of executive change in control and severance agreement and authorized the Company to enter into that form agreement with several of the Company’s employees and executive officers, including named executive officer Eric N. Smit, but not including, at this time, Ashutosh Roy and Rao J. Chandrasekhar.

The form of change in control and severance agreement has an initial term of two years, which term automatically renews for additional one-year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change in control,” as defined in the agreement. Pursuant to the agreement, if the executive is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement) within the first 12 months following a change in control, subject to the executive’s execution of a release of claims agreement in a form approved by eGain and such release becoming effective and irrevocable within 60 days of the executive’s termination, he or she is entitled to receive (i) a lump sum payment payable within 60 days following termination from employment equal to the sum of (x) 6 months of such individual’s annual base salary as of the date of such termination plus (y) 50% of the executive’s target bonus for the year of termination; (ii) 6 months of accelerated vesting of any outstanding equity awards and (iii) provided that the individual timely elects to continue coverage for himself or herself and his or her eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended  (“COBRA”), the Company will reimburse the executive for the monthly COBRA premium paid by the executive for the executive and his or her eligible dependents until the earlier of (x) six months following the termination date or (y) the date upon which the executive and his or her eligible dependents become covered under similar plans.

In the event any of the payments or benefits provided for under change in control and severance agreement or that are otherwise paid or will become payable to such individual would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, such individual would be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the individual.

The following table provides hypothetical amounts of cash severance payments related to salary, non-equity incentive plan compensation, equity incentive plan compensation, and all other compensation, assuming a change in control of our Company had occurred on June 30, 2025, with a price per share equal to $6.25 (the closing market price as of June 30, 2025), and the employment of the following officers had been terminated without cause or the officers had resigned for good reason within the first twelve months following the change in control (based on salary and other compensation arrangements as of June 30, 2025):

Name and principal position	Salary ($) (1)	Non-equity incentive plan compensation ($) (2)	Equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Eric N. Smit, Chief Financial Officer	160,000	39,000	20,056	8,226	227,282

(1)	Represents 50% of the named executive officer’s salary as of June 30, 2025.
(2)	Represents 50% of the named executive officer’s target bonus for the fiscal year ended June 30, 2025.
(3)	Represents the estimated stock-based compensation expense of six months of vesting acceleration of options and RSUs outstanding as of June 30, 2025.
(4)	Represents reimbursement of the estimated cost of continuation of health insurance coverage under COBRA for the named executive officer and his eligible dependents for six months after June 30, 2025 (based on the named executive officer’s coverage elections as of June 30, 2025).

As of June 30, 2025, Mr. Roy and Mr. Chandrasekhar were not eligible to receive or participate in any change in control and/or severance payments or benefits.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. To date, we have not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. We may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee and Board of Directors determine that doing so is in our best interests.

Tax and Accounting Considerations

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain current and former executive officers. While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2023 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The Compensation Committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard that governs the accounting treatment of stock-based compensation awards.

Other Compensation Practices, Policies and Guidelines

Recoupment (or “Clawback”) Policy

Effective as of October 2, 2023, we adopted a clawback policy that provides for the recoupment of excess incentive compensation paid to executive officers, including our named executive officers, in the event of an accounting restatement due to material noncompliance with financial reporting requirements in accordance with Nasdaq listing standards and the Securities Exchange Act of 1934, Rule 10D-1. The policy applies to compensation that is granted, earned, or vested based in whole or in part upon the attainment of a financial reporting measure and provides for the reimbursement or forfeiture by the executive officer of the excess portion of the compensation received by the executive officers during the three preceding fiscal years.

Anti-Hedging Policy

Under our insider trading policy, our directors, officers, employees, consultants and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges.

Policies and Practices Related to the Grant of Certain Equity Awards

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation rights, or similar option-like instruments to our named executive officers, historically, including during fiscal year 2025, our compensation committee has not granted such awards. In certain circumstances, including the hiring or promotion of an officer, the compensation committee may approve grants to be effective at other times.

2025 Summary Compensation Table

The following table summarizes information concerning compensation earned by our named executive officers during the fiscal year ended June 30, 2025.

Name and principal position	Fiscal year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
Ashutosh Roy	2025	250,000	—	161,835	60,000	—	471,835
Chief Executive Officer	2024	250,000	—	334,320	75,000	—	659,320

Eric N. Smit	2025	320,000	3,570	116,852	78,000	4,800	523,222
Chief Financial Officer	2024	320,000	6,028	178,305	97,500	4,800	606,633

Rao J. Chandrasekhar (4)	2025	325,000	—	80,850	35,000	5,337	446,187
Senior Vice President, Products and Services

(1)	Amounts shown in this column do not reflect the dollar amount actually received by the named executive officer, and instead represent the compensation recognized for financial reporting purposes for fiscal year 2025, in accordance with ASC 718, Compensation—Stock Compensation, excluding forfeitures, utilizing the assumptions discussed in Note 5 to our consolidated financial statements in the 2025 Annual Report.
(2)	Amounts reported represent the amount approved by our Compensation Committee and Board of Directors as cash incentives to our named executive officers based upon satisfaction of the criteria established under our non-equity incentive plan and commission plan. See “Compensation Components—Annual Non-Equity Incentive Plan Compensation” for discussion.
(3)	Amounts reported represent the amount of 401(k) employer matching contributions of $4,800 for Mr. Smit, and $5,337 for Mr. Rao. Mr. Roy did not receive 401(k) employer matching contributions.
(4)	Rao J. Chandrasekhar served as Senior Vice President, Products and Services since September 30, 2024.

Narrative to 2025 Summary Compensation Table

See Compensation Overview above for a complete description of compensation plans pursuant to which the amounts listed under the 2025 Summary Compensation Table were paid or awarded and the criteria for such payment.

Outstanding Equity Awards at Fiscal Year End

As of June 30, 2025, the only outstanding equity awards held by our named exertive officers were stock options.  The following table provides information on the outstanding equity awards held by each of our named executive officers as of June 30, 2025:

			Option Awards				Stock Awards
			Number of	Number of			Number of	Market
			Securities	Securities			Shares or	Value of
			Underlying	Underlying			Units of	Shares or
			Unexercised	Unexercised			Stock	Units of Stock
			Options	Options	Option	Option	That Have	That Have
	Grant		(#)	(#)	Exercise	Expiration	Not Vested	not Vested
Name	Date		Exercisable	Unexercisable	Price ($)	Date	(#)	($)
Ashutosh Roy	9/19/2017	(1)	200,000	—	$2.50	9/19/2027	—	—
	9/1/2021	(1)	281,250	18,750	$11.36	9/1/2031	—	—
	12/9/2024	(2)	—	20,000	$5.71	12/9/2034	—	—
Total			481,250	38,750	—	—	—	—

Eric N. Smit	9/19/2017	(1)	58,000	—	$2.50	9/19/2027	—	—
	9/1/2021	(1)	150,000	10,000	$11.36	9/1/2031	—	—
	12/9/2024	(2)	—	26,000	$5.71	12/9/2034	—	—
			208,000	36,000
Total

Rao J. Chandrasekhar\	9/19/2017	(1)	61,003	—	$2.50	9/19/2027	—	—
	9/1/2021	(1)	56,250	3,750	$11.36	9/1/2031	—	—
	11/15/2024	(1)	7,291	42,709	$5.24	11/15/2034	—	—
	12/9/2024	(2)	—	15,000	$5.71	12/9/2034	—	—
Total			124,544	61,459

(1)	Shares subject to the applicable option vest/vested in equal monthly installments over 4 years from grant date, subject to the named executive officer’s continuous service through each such date. If applicable, vesting accelerates as provided in, and subject to the terms and conditions of, the change in control and severance agreement between the named executive officer and the Company, as further discussed under “Compensation Components—Change in Control Severance Benefits”.

(2)	Shares subject to the applicable option vesting on November 15, 2025, subject to the named executive officer’s continuous service through each such date.

Equity Awards Issued Subsequent to Fiscal Year 2025

No equity awards were issued to our executive officers subsequent to June 30, 2025, through the filing of this Proxy Statement.

Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(a)	Compensation Actually Paid to PEO ($)(b)	Average Summary Compensation Table Total for non-PEO Named Executive Officers ($)(c)(e)	Average Compensation Actually Paid to non-PEO Named Executive Officers ($)(d)(e)	Value of Initial Fixed $100 Investment Based on Company Total Shareholder Return ($)	Net Income ($ in thousands)
2025	471,835	340,596	484,705	504,639	64	32,254
2024	659,320	168,063	564,535	342,516	55	7,780
2023	983,655	10,735	712,598	266,675	65	2,109

(a)	The dollar amounts reported are the total compensation reported for Mr. Roy, our Chief Executive Officer, for each fiscal year in the “Total” column of the Summary Compensation Table.

(b)	The following represents the adjustments made to the Summary Compensation Table totals to derive the compensation actually paid to Mr. Roy in his role as Chief Executive Officer.

Adjustments	2025	2024	2023
Amounts reported in “Stock Awards” and “Option Awards” columns of Summary Compensation Table	161,835	334,320	646,295
Fair value of outstanding and unvested equity awards that were granted in the current year	57,303	—	—
Change in fair value for equity awards outstanding and unvested at the end of the current year that were granted in a prior year	(5,341)	(87,188)	(226,125)
Fair value of equity awards granted and vested in the current year	—	—	—
Change in fair value for equity awards vested in the current year that were granted in a prior year	(21,365)	(69,750)	(100,500)
Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	—	—
Value of dividends or other earnings paid on equity awards not otherwise reflected in fair value or total compensation	—	—	—

(c)	The dollar amounts reported represent the average of the amounts reported for our named executive officers as a group (excluding the Chief Executive Officer) in the “Total” column of the Summary Compensation Table in each applicable fiscal year.

(d)	The following represents the adjustments made to the Summary Compensation Table totals for our non-CEO named executive officers to derive the average compensation actually paid for our non-CEO named executive officers.

Adjustments	2025	2024	2023
Amounts reported in “Stock Awards” and “Option Awards” columns of Summary Compensation Table	100,636	159,166	296,219
Fair value of outstanding and unvested equity awards that were granted in the current year	119,919	9,077	—
Change in fair value for equity awards outstanding and unvested at the end of the current year that were granted in a prior year	(1,958)	(39,961)	(103,641)
Fair value of equity awards granted and vested in the current year	10,445	—	—
Change in fair value for equity awards vested in the current year that were granted in a prior year	(7,834)	(31,969)	(46,063)
Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	—	—
Value of dividends or other earnings paid on equity awards not otherwise reflected in fair value or total compensation	—	—	—

(e)	The named executive officers included in the non-CEO named executive average for each year are as follows:

2025	Messrs. Smit and Chandrasekhar
2024	Messrs. Smit and Narang
2023	Messrs. Smit and Narang

The following tables reflect the relationship of compensation actually paid to our Chief Executive Officer and the average of compensation actually paid to our non-CEO named executive officers to (i) our Net Income and (ii) the Company’s cumulative total stockholder return (“TSR”).

Comparison of “Compensation Actually Paid” to TSR

Comparison of “Compensation Actually Paid” to Net Income

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Executive Compensation — Compensation Overview,” our executive compensation program is designed to reward team accomplishments while promoting individual accountability. Our compensation considers competitive practices and internal consistency and fairness. Please read the Compensation Overview for additional details about our executive compensation programs, including information about the fiscal year 2025 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is advisory, which means that the vote on executive compensation is not binding on us, the Board of Directors or the compensation committee of the Board of Directors. Although non-binding, it is required under Section 14A of the Exchange Act and the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Overview, the compensation tables and the other related disclosure, is hereby approved on a non-binding advisory basis.”

The Board of Directors recommends a vote “FOR” the proposal to approve, on a non-binding advisory basis, of the compensation paid by us to our named executive officers.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of BPM LLP (“BPM”) as eGain’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2026, subject to ratification by the stockholders. BPM audited eGain’s consolidated financial statements for the fiscal year ended June 30, 2025. Representatives of BPM are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The aggregate fees for professional services by BPM, the Company’s Independent Registered Public Accounting Firm, in fiscal years 2025 and 2024 for various services to the Company and its subsidiaries were as follows:

Audit Fees

The aggregate audit fees and expenses billed by BPM for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings, including Current Reports on Form 8-K, were approximately $593,000 for fiscal year 2025 and $611,000 for fiscal year 2024.

Audit-Related Fees

The aggregate fees for audit-related services were approximately $17,000 in fiscal year 2025 and $16,000 in fiscal year 2024. These services were related to our employee benefit plan audit.

Tax Fees

No fees for tax compliance, tax advice or tax planning were incurred in fiscal years 2025 and 2024.

All Other Fees

There were no other fees billed to the Company in fiscal years 2025 and 2024 other than those reported in the categories above.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

The engagement of BPM for non-audit accounting and tax services performed for the Company is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the Company engages BPM require pre-approval by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm. The percentage of Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, were approved by the Audit Committee in accordance with such policy, was 100% for fiscal year 2025.

In the event stockholders do not ratify this proposal, the Board of Directors will review its future selection of eGain’s Independent Registered Public Accounting Firm but will not be required to select a different Independent Registered Public Accounting Firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of BPM LLP, as eGain’s Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by eGain under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Gunjan Sinha, Brett Shockley, and Dr. Phiroz P. Darukhanavala, each of whom meets the independence standards established by Nasdaq.

The Audit Committee performs the following activities:

●	oversees eGain’s financial reporting process on behalf of the Board of Directors; and
●	provides independent, objective oversight of eGain’s accounting functions and internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements contained in the 2025 Annual Report with eGain’s management and its Independent Registered Public Accounting Firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The Independent Registered Public Accounting Firm is responsible for expressing an opinion on the material conformity of those consolidated financial statements with accounting principles generally acceptable in the United States.

The Audit Committee met privately with the Independent Registered Public Accounting Firm, and discussed issues deemed significant by the Independent Registered Public Accounting Firm, including those required by Public Company Accounting Oversight Board (“PCAOB”), Auditing Standards No. 1301, Communications with Audit Committees, and the SEC about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee discussed with the Independent Registered Public Accounting Firm their independence from eGain and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB. The Audit Committee also considered BPM’s provision of non-audit services to eGain and determined that such provision of such services was compatible with maintaining the independence of BPM. BPM has provided the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2025 Annual Report, for filing with the SEC.

Audit Committee

Gunjan Sinha
Brett Shockley
Dr. Phiroz P. Darukhanavala

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Aside from the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement and described below, we have not entered into any transactions since July 1, 2024 in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.

Meenakshi Sharma, our former Head of Design and Experience and the spouse of our Chief Executive Officer,  Ashutosh Roy, received a salary of $169,551 in fiscal year 2025 before her termination on March 5, 2025. Vishal Nehru, our Senior Vice President of Worldwide Customer Success, is the brother-in-law of Mr. Roy, and received a salary of $296,400 and a bonus of $95,300 in fiscal year 2025. Ms. Sharma’s and Mr. Nehru’s compensation was established in accordance with our compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions, and their compensation was approved by our Chief Financial Officer.

Procedures for Approval of Related Party Transactions

We have adopted a written policy that all transactions between eGain, on the one hand, and its executive officers, directors, 5% or greater stockholders and affiliates, on the other hand, will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to eGain than could be obtained from unaffiliated parties and are reasonably expected to benefit eGain.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based on our review of SEC filings and written representations from reporting persons that all reportable transactions were reported, the Company believes that during our fiscal year ended June 30, 2025, all Section 16(a) filing requirements were made on a timely basis, except that (a) Mr. Chandrasekhar was granted options on November 15, 2024, which were reported on February 28, 2025, (b) each of Mr. Smit, Mr. Roy and Mr. Chandrasekhar had grants of options on December 9, 2024, which were reported on December 12, 2024 and (c) each of Dr. Darukhanavala, Mr. Narang, Ms. Russell, Mr. Roy, Mr. Shockley, Mr. Sinha and Mr. Smit had grants of options on September 30, 2021, which were reported on December 31, 2024.

INSIDER TRADING POLICY

We have adopted an insider trading policy governing the purchase, sale, and/or other disposition of the Company’s securities by our directors, officers, employees, and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable Nasdaq listing standards. Our insider trading policy is filed as Exhibit A to this Proxy Statement.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Assuming a mailing date of October 17, 2025, proposals of stockholders of eGain that are intended to be included in our proxy materials for the 2026 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of eGain no later than June 19, 2026.

A stockholder proposal not included in eGain’s proxy statement for the 2026 annual meeting of stockholders will be ineligible for presentation at the 2026 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of eGain at the principal executive offices of eGain and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of eGain not earlier 120 days nor later than 90 days prior to the first anniversary of the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the upcoming annual meeting is scheduled for a date more than 30 days before or after the first anniversary of the previous year’s annual meeting, eGain must receive the stockholder’s notice no later the later of (x) 90 days prior to such annual meeting and (y) 10 days following the day on which public announcement of the date of such meeting is first made. For the 2026 annual meeting of stockholders, notice must be received between August 11, 2026 and September 10, 2026. Any such notice must contain the information and conform to the requirements specified in our Bylaws. Our Bylaws have been publicly filed with the SEC, and you can also obtain a copy by writing to the Secretary at 1252 Borregas Avenue, Sunnyvale, California 94089.

OTHER MATTERS

eGain knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in accordance with the judgment of the persons voting the proxies.

eGain has adopted a process for mailing the 2025 Annual Report and the Proxy Statement called “householding,” which has been approved by the SEC. Householding means that stockholders who share the same last name and address will receive only one copy of the 2025 Annual Report and Proxy Statement, unless eGain receives contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of the 2025 Annual Report and the Proxy Statement at the same address, additional copies will be promptly provided to you upon your request. If you are a stockholder of record, you may contact us by writing to Chief Financial Officer, eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089 or by calling (408) 636-4500. Eligible stockholders of record receiving multiple copies of the 2025 Annual Report and Proxy Statement can request householding by contacting eGain in the same manner. eGain has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the 2025 Annual Report and the Proxy Statement or you may request householding by notifying your broker, bank, or nominee.

Current and prospective investors can also access free copies of the 2025 Annual Report, the Proxy Statement and other financial information on our Investor Relations section of our web site at http://www.egain.com/company/investors/.

ANNUAL REPORT ON FORM 10-K

The 2025 Annual Report can be found online. A copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Chief Financial Officer, eGain Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089. The Company will provide copies of exhibits to the 2025 Annual Report, but may charge a reasonable fee per page to any requesting stockholder entitled to vote at the Annual Meeting.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Ashutosh Roy
Chief Executive Officer

Exhibit A

eGain Corporation

Insider Trading and Communications Policy

Policy as to Trades in the Company’s Securities By Company Personnel

and

Treatment of Confidential Information

(as revised by the Board of Directors on September 22, 2025)

1.	Purpose.

Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets.  The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do.  These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.

We are adopting this Insider Trading and Communications Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with eGain Corporation and its subsidiaries (collectively, the “Company”) (not just so-called insiders).  We have worked hard to establish our reputation for integrity and ethical conduct, and we cannot afford to damage this reputation.

2.	Applicability.

This policy applies to all employees, officers, members of the Board of Directors, consultants and contractors of the Company or any subsidiary of the Company (the “Individuals”). This policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this policy, as described below. This policy applies to all trading or other transactions in the Company’s securities, including common stock, options to purchase common stock and restricted stock units and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

3.	The Consequences.

The consequences of insider trading violations can be substantial:

For Individuals or Family Members who trade on inside information (or tip information to others):

●	jail term of up to 20 years (30 years in certain circumstances);

●	civil penalty of up to three times the profit gained or loss avoided; and
●	criminal fine (no matter how small the profit) of up to $5 million.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Individual’s violation; and

●	criminal penalty of up to $25 million.

In addition, plaintiffs may claim that Individuals, Family Members, Controlled Entities or the Company are also liable to contemporaneous traders.

Further, if the Company has a reasonable basis to conclude that an employee has violated the Company’s Insider Trading and Communications Policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause.  Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career.  Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.

4.	Our Policy.

No Trading When in Possession of Material Non-Public Information.  If a member of the Board of Directors, officer, any employee, consultant or contractor of the Company or any subsidiary of the Company has possession of material non-public information (often referred to as “inside information”) relating to the Company or any other company as to which the person receives information not available to investors generally, it is our policy that neither that person nor any related person may buy or sell securities of the Company, make a gift of Company securities, or engage in any other action to take advantage of, or pass on to others, that information.  This policy also applies to information relating to any other company, including our customers or partners, obtained in the course of you rendering services to the Company or any subsidiary of the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.  Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

What is Material Information?  “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company or any securities of any other company as to which the person receives information not available to investors generally.  In short, “material information” includes any information that reasonably could affect the price of our securities or any other securities.  Either positive or negative information may be material.  It can be information about the Company or about a company with which we do business.

Examples:  Common examples of information that will frequently be regarded as material are:

-	earnings information and quarterly results;
-	projections of future earnings, losses or other business activity;
-	news of a possible merger, acquisition or tender offer;
-	news of a possible agreement, collaboration, joint venture or partnership;
-	significant new products or services or delays in new product or service introduction or development;
-	plans to raise additional capital through stock sales or otherwise;
-	bank borrowings or other financing transactions out of the ordinary course;
-	gain or loss of a significant partner, customer, supplier or contract;
-	pending or threatened significant litigation, or the resolution of such litigation;
-	regulatory approvals or changes in regulations;
-	discoveries, or grants or allowances or disallowances of patents;

-	changes in management;
-	changes in auditors or a determination that the Company’s financial statements can no longer be relied upon;
-	news of a significant sale of assets;
-	significant cybersecurity risks and incidents, such as a data breach;
-	impending bankruptcy, financial liquidity problems or a restructuring; and
-	changes in dividend policies, declaration of a stock split and stock repurchase plans.

What is Non-public Information?  Information is “non-public” if it has not been disseminated in a manner making it available to investors generally, which typically entails broad dissemination through a press release to national wire services or a filing with the SEC.  Speeches, television or radio appearances, magazine articles and website postings do not always suffice to render information public.  The SEC has stated that insiders must wait a reasonable time after disclosure before trading and that what constitutes a reasonable time depends on the circumstances of the dissemination.

20/20 Hindsight.  Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight.  As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members.  The same restrictions apply to your immediate family members and others living in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject  to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively, “Family Members”).  You are responsible for the compliance of your Family Members.

Transactions by Entities that You Influence or Control. This policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

Transactions of Non-Residents. The same restrictions apply regardless of whether a person is a resident of  the United States.

Do Not Pass Information to Others.  Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Individuals, Family Members, and Controlled Entities must not pass the information on to others.  It is illegal to advise others to trade on the basis of undisclosed material information.  Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. You should not make recommendations to others concerning the purchase or sale of securities of the Company. You should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of material nonpublic information about any other company that was obtained in the course of your involvement with the Company, including communicating material nonpublic information to, any other person or otherwise disclose such information without the Company’s authorization.

When Information is Public.  As you can appreciate, it is also improper for any Individual to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases.  We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it.  These are discussed below under the heading “Trading Blackouts.”  To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full trading day has passed following the release of the information.  Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.

Pre-Clearance of Trades of Company Stock.  To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an Individual engages in a trade while unaware of a pending major development), all members of the Board of Directors, all individuals designated as “officers” for the purposes of Rule 16a-1(f) (“Section 16 Officers”) under the Securities Exchange Act of 1934, and certain employees of the Company and its subsidiaries in a position to have access to material non-public information or designated on a pre-clearance list by our Chief Executive Officer or Chief Financial Officer from time to time, certain pre-determined insiders (“Pre-Determined Insiders”) and the Family Members and Controlled Entities of such persons must obtain pre-clearance in writing from our General Counsel (in the absence of a General Counsel, our Chief Financial Officer) of all transactions in Company securities (acquisitions, dispositions, transfers, gifts, etc.). For purposes of this paragraph, any venture capital fund or other entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for an employee, officer or a director’s own account, if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws, shall not constitute a “Controlled Entity.” You must submit a written request for pre-clearance of a transaction no later than two business days before the proposed date of execution of the transaction unless you obtain a waiver from the Audit Committee of the Board of Directors.  At this time, all Individuals have been designated as Pre-Determined Insiders. You will be notified if at a later date the Company determines that this pre-clearance policy is not applicable to you and the Company will maintain a list of all Pre-Determined Insiders. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.

Pre-clearance does not relieve anyone of their responsibility under SEC rules. All Individuals, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading and Communications Policy, including, but not limited to: not tipping or trading on insider information; not trading during trading blackout periods; not trading for two full trading days after earnings announcements or other significant Company announcements; and not trading in securities on a short-term basis. Individuals normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of stock purchased in the open market and that has been owned less than six months. If any Individual is in doubt of whether or not pre-clearance is required, the Individual should inquire with our General Counsel (in the absence of a General Counsel, our Chief Financial Officer) or obtain pre-clearance as a cautionary measure.

Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, officers and certain employees of the Company and its subsidiaries of the Company, including Family Members and Controlled Entities, to suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are required not to engage in any transaction involving the purchase or sale of the Company’s securities during that period, and should not disclose to others the fact that they have been suspended from trading (other than as strictly necessary to prevent Family Members and Controlled Entities from trading). The Company will also require the following mandatory trading blackout:

●	Earnings Trading Blackouts – All members of the Board of Directors of the Company including any subsidiaries of the Company, Section 16 Officers, Pre-Determined Insiders and the Family Members and Controlled Entities of such persons will be subject to a stock trading blackout period beginning the 10th day of the month in which the fiscal quarter ends until one full trading day has passed after earnings for that quarter are released. All such persons whose employment or affiliation with the Company ceases during a blackout period shall remain subject to the blackout period for the duration of the blackout period.

Of course, no trading should be done at any time that an Individual is actually aware of a major undisclosed corporate development.

Options/RSUs.  Cash exercise of options may be done at any time. This policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to a stock option or restricted stock unit to satisfy tax withholding requirements which occur as a result of certain option exercises or the vesting or settlement of any restricted stock units.  Same-day-sales to exercise stock options are subject to trading windows, as are any other market sale of shares subject to an option or restricted stock unit for the purpose of generating the cash needed to pay the exercise price and/or taxes of an award (a “sell to cover”).

Employee Stock Purchase Plan.  This policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan. The policy does apply your sales of Company stock purchased pursuant to the plan.

Exception for Approved 10b5-1 Plans.  Trades by Individuals in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading and Communications Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements.  It does not prevent someone from bringing a lawsuit.  This Insider Trading and Communications Policy permits Individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including those received upon the exercise of options and settlement of restricted stock units.  Trading Plans are to be implemented only during open windows and when the individual is not aware of any material non-public information.

The Company has implemented additional guidelines related to Trading Plans, and you should contact our Chief Legal Officer for additional information. Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our Chief Financial Officer or General Counsel (if any) and the establishment of such a Trading Plan with respect to an Individual may be publicly announced by the Company.

Establishing a Trading Plan does not exempt Individuals from complying with the Section 16 six-month short swing profit rules or liability.

Revocation/Amendments to Trading Plans.  An Individual may revoke or terminate their Trading Plan at any time, subject to the terms of the Individual’s Trading Plan.  Revocation is effected upon written notice to the broker.  However, if the Individual terminates the Trading Plan after the first option exercise or stock sale under the Trading Plan, then the Individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until three months after termination of the Trading Plan.

Under certain circumstances, a Trading Plan must be revoked.  This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company.  The Chief Financial Officer, General Counsel (if any) or their designee or any stock administrator of the Company is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Amendments to Trading Plans will not be allowed once the Trading Plan is in place.

Post-Termination Transactions.  This Insider Trading and Communications Policy continues to apply to your transactions in Company securities even after your employment, board service or consulting services terminate.  If you are in possession of material nonpublic information when your service to the Company or a subsidiary of the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

5.	Additional Prohibited Transactions.

We believe it is improper and inappropriate for any of the Individuals to engage in short-term or speculative transactions involving Company securities.  We believe that this trading can reflect badly on the Company and that Individuals should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company.  Accordingly, it is the Company’s policy that members of the Board of Directors, officers, employees, consultants and contractors may not engage in any of the following activities with respect to securities of the Company:

●	Director and officer cashless exercise — In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Chief Financial Officer or General Counsel (if any).
●	Director and officer trading during pension and 401(k) plan blackout periods — If Company securities are available as an investment option or used as a Company match in the Company’s 401(k) plan, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any, in response to the restrictions set forth in the Sarbanes-Oxley Act of 2002.
●	Margin accounts and pledged securities — Securities held in a margin account as collateral for a margin loan or securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
●	Trading in securities on a short-term basis — As a general rule, any Company securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or vesting of restricted stock units or under an employee stock purchase plan) should be held for a minimum of six months and ideally longer. The top executives and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes purchases and sales within any six-month period. Any employee who wishes to sell Company securities that were purchased in the open market and that have been owned less than six months must obtain prior written clearance from our Chief Financial Officer or General Counsel

(if any). You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction.
●	Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction. In addition to this policy, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.
●	Buying or selling puts or calls, or their equivalent positions, on Company securities — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.
●	Other hedging or monetizing transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objections as the Company’s other stockholders.
6.	Confidential Information and Communications with the Media and External Parties.

Unauthorized disclosure of internal information relating to the Company (including information regarding the Company’s commentary or views on specific issues, employees, members of the Board of Directors, facilities, business operations, products or services or the Company’s partners, suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company. Establishing rules and procedures to promote consistent, effective, and appropriate communications with external parties are necessary to build and reinforce the Company’s positive reputation and public image.

Unauthorized Disclosure.  Individuals should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company.  The “applicable communications channels” include all messages and information directed to audiences outside the Company, whether by telephone, letter, email, newsletters, marketing materials, social media channels, online publications, interviews, speeches, presentations, participation on panels, testimonials, or press releases. In this regard, Individuals are prohibited from posting internal information about the Company on a “bulletin board” or “blog” on the Internet or on any applicable communications channel,  communicating about the Company and its business in Internet-based “chat” rooms, blogs or other interactive web technologies, or having a blog that discusses the Company and its business. Examples of audiences outside the Company include customers, prospects, suppliers, business partners, regulators, industry and financial analysts, consultants, so-called “expert networks,” media, and the general public.

Communications with the Media, Securities Analysts and Investors.  Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company, as communications may be regulated by federal securities laws including but not limited to Regulation FD.  Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to our Chief Financial Officer or General Counsel (if any).

Safeguarding Confidential Information.  Care must be taken to safeguard the confidentiality of internal information.  For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents. Particular care must be taken if working on a plane, train, or public transportation, or in a location outside of one or our offices.

Rumors.  Rumors concerning the business and affairs of the Company may circulate from time to time.  Our general policy is not to comment upon those rumors.  Individuals should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our Chief Financial Officer or General Counsel (if any).

Analyst Reports. The Company views analyst reports as the proprietary information of the analyst’s firm. The Company will not provide such reports on our corporate or other websites or through any other means to persons outside of the Company. The Company should avoid directing anyone outside the Company to an analyst report, in part to avoid the appearance of endorsing such a report.

Crisis Communications. Situations may occasionally arise that could be unfavorably perceived by the public. In a crisis situation, events beyond the Company’s control may threaten to damage the Company’s relationships with customers, partners, employees, and other stakeholders, or the Company’s reputation, financial position, and other important interests.

7.	Company Assistance.

Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer or our General Counsel (if any).

Remember, however, you are ultimately responsible for adhering to this Insider Trading and Communications Policy and avoiding improper transactions.  In this regard, it is imperative that you use your best judgment.

Section 16 Filings. While the Company expects to assist each director and Section 16 Officer (including Family Members and Controlled Entities of such persons) (collectively, “Section 16 Reporting Persons”) with such Section 16 filings, and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (Forms 3, 4 and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate and timely Section 16 reports. Each Section 16 Reporting Person must ensure that their broker provides the Company with detailed information (trade date, number of shares, exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, pledges and all Rule 10b5-1 transactions, both in connection with mandatory pre-clearance requirements for such Section 16 Reporting Persons and immediately following execution. In addition, all Section 16 Reporting Persons must indicate by checkbox on Section 16 Reports that a reported transaction is being made pursuant to a Trading Plan and include a footnote indicating the adoption date of the Trading Plan.

8.	Modifications.

This Insider Trading and Communications Policy has been approved by the Company’s Board of Directors.  Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading and Communications Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors.

9.	Acknowledgements.

All directors, officers, employees, consultants and contractors of the Company and its subsidiaries will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Insider Trading and Communications Policy. This agreement will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As a condition of continued employment or engagement, all employees, contractors and consultants must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this policy.

01 - Ashutosh Roy 04 - Brett Shockley 02 - Gunjan Sinha 03 - Phiroz P. Darukhanavala, Ph.D. 42BV For Withhold For Withhold For Withhold A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3. 0475RB 2. Approval, on a non-binding advisory basis, of the compensation paid by us to our named executive officers. 3. Ratification of the appointment of BPM LLP, as our Independent Registered Public Accounting Firm. 1. Approval of the election of each of the nominated directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified. For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q MMMMMMMMMMMM MMMMMMMMM 1234 5678 9012 345 665691 If no electronic voting, delete QR code and control # 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 2024 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/EGAN or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:00 pm, Pacific Standard Time, on December 8, 2025. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/EGAN Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/EGAN Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders, December 9, 2025 (see Proxy Statement for discussion of items) The undersigned hereby appoints Ashutosh Roy and Eric N. Smit, with full power of substitution to vote all shares of eGain Corporation common stock which each of the undersigned is entitled to vote on all matters which may properly come before the 2025 Annual Meeting of Stockholders of eGain Corporation, or any adjournment thereof. The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Proposal 1, approval to elect each of the nominated directors to serve until the 2026 annual meeting of stockholders or until their successors are elected and qualified, FOR Proposal 2, approval on a non-binding advisory basis, of the compensation paid by us to our named executive officers, FOR Proposal 3, the ratification of the appointment of BPM LLP, as our Independent Registered Public Accounting Firm, and at the discretion of the proxies on any other matter that may properly come before the meeting. Please sign, date and return promptly in the accompanying envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE Proxy — eGain Corporation C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice, the Proxy Statement and Annual Report are available at: www.edocumentview.com/EGAN.